Exhibit 10.1(b)

June 1, 2013

Warrington Asset Management, LLC

200 Crescent Court – Suite 900

Dallas, Texas 75201

Attention: Mr. Scott C. Kimple

Re:	Management Agreement Renewal

Dear Mr. Kimple:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made below (the “Management Agreement”). We are extending the term of the Management Agreement through June 30, 2014 and all other provisions of the Management Agreement will remain unchanged.

•	Managed Futures Premier Warrington Fund L.P.

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Damian George at the address above or fax to 212-296-6868. If you have any questions I can be reached at 212-296-1292.

Very truly yours,

CERES MANAGED FUTURES LLC

By:	/s/ Damian George
Damian George
Chief Financial Officer and Director

WARRINGTON ASSET MANAGEMENT

By:	/s/ Scott C. Kimple
Print Name: Scott C. Kimple

DG/sr